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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
STM Wireless, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-50806, 33-99570, 33-99572) on Form S-8 and registration statements (Nos. 33-73962, 33-70650, 33-99568, 333-50485) on Form S-3 of STM Wireless, Inc. of
our report dated March 26, 1999, except as to the second paragraph of note 8, which is as of April 13, 1999, relating to the consolidated balance sheets of STM Wireless, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of STM Wireless, Inc.

Orange County, California
April 13, 1999